Exhibit 99.2

CERTIFICATE OF INCORPORATION

OF

CAPITALSOURCE HOLDINGS INC.

Article 1. NAME

             The name of this corporation is CapitalSource Holdings Inc. (the “Corporation”).

Article 2. REGISTERED OFFICE AND AGENT

             The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801 in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

Article 3. PURPOSE AND POWERS

             The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4. CAPITAL STOCK

4.1	Authorized Shares

             The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 100, all of which shares shall be Common Stock, par value $0.01 per share (“Common Stock”).

4.2	Common Stock

4.2.1.	Relative Rights

                  Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2.	Dividends

                  Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3.	Dissolution, Liquidation, Winding Up

                  In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4.	Voting Rights

                  Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

Article 5. INCORPORATOR

             The name and mailing address of the incorporator (the “Incorporator”) are Steven A. Museles, c/o CapitalSource Inc., 4445 Willard Avenue, Chevy Chase, Maryland 20815. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

Article 6. BOARD OF DIRECTORS

6.1	Initial Directors; Number; Election

                  The following person, having the following mailing address, shall serve as the sole director of the Corporation until the first annual meeting of the stockholders of the Corporation or until his successor(s) are elected and qualified:

NAME	MAILING ADDRESS

Steven A. Museles	4445 Willard Avenue, 12th Floor, Chevy Chase, MD 20815

                  The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

6.2	Management of Business and Affairs of the Corporation

                  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

6.3	Limitation of Liability

                  No directors of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 6.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 7. AMENDMENT OF BYLAWS

             In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 8. RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

             The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

             IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 27th day of September, 2004.

By:	/s/ Steven A. Museles

Steven A. Museles Incorporator

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